Exhibit 12.1

SunTrust Banks, Inc.

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

(In thousands)

	For the Nine Months Ended September 30				For the Year Ended December 31
	2006		2005		2005		2004		2003		2002		2001
Ratio 1 - including deposit interest

Earnings:
Income before income taxes and extraordinary gain	$2,292,169		$2,136,489		$2,866,395		$2,257,026		$1,909,138		$1,823,324		$2,029,440
Fixed charges and preferred stock dividends	3,769,529		2,201,987		3,203,493		1,577,826		1,490,092		1,932,209		3,065,973

Total	$6,061,698		$4,338,476		$6,069,888		$3,834,852		$3,399,230		$3,755,533		$5,095,413

Fixed charges:
Interest on deposits	$2,505,994		$1,231,798		$1,832,975		$766,188		$771,631		$1,117,296		$1,812,385
Interest on funds purchased and securities sold under agreements to repurchase	387,963		206,176		312,193		108,591		106,174		140,463		412,218
Interest on other short-term borrowings	60,117		64,250		94,965		30,195		33,511		14,062		63,359
Interest on long-term debt	774,039		661,815		912,210		628,253		537,223		619,667		739,012
Portion of rents representative of the interest factor (1/3) of rental expense	41,416		37,948		51,150		44,599		41,553		40,721		38,999
Preferred stock dividends	—		—		—		—		—		—		—

Total	$3,769,529		$2,201,987		$3,203,493		$1,577,826		$1,490,092		$1,932,209		$3,065,973

Earnings to fixed charges and preferred stock dividends	1.61	x	1.97	x	1.89	x	2.43	x	2.28	x	1.94	x	1.66	x

Ratio 2 - excluding deposit interest

Earnings:
Income before income taxes and extraordinary gain	$2,292,169		$2,136,489		$2,866,395		$2,257,026		$1,909,138		$1,823,324		$2,029,440
Fixed charges and preferred stock dividends	1,263,535		970,189		1,370,518		811,638		718,461		814,913		1,253,588

Total	$3,555,704		$3,106,678		$4,236,913		$3,068,664		$2,627,599		$2,638,237		$3,283,028

Fixed charges:
Interest on funds purchased and securities sold under agreements to repurchase	$387,963		$206,176		$312,193		$108,591		$106,174		$140,463		$412,218
Interest on other short-term borrowings	60,117		64,250		94,965		30,195		33,511		14,062		63,359
Interest on long-term debt	774,039		661,815		912,210		628,253		537,223		619,667		739,012
Portion of rents representative of the interest factor (1/3) of rental expense	41,416		37,948		51,150		44,599		41,553		40,721		38,999
Preferred stock dividends	—		—		—		—		—		—		—

Total	$1,263,535		$970,189		$1,370,518		$811,638		$718,461		$814,913		$1,253,588

Earnings to fixed charges and preferred stock dividends	2.81	x	3.20	x	3.09	x	3.78	x	3.66	x	3.24	x	2.62	x